Exhibit 5.1

[Skadden Letterhead]

December 1, 2016

Tessera Holding Corporation

3025 Orchard Parkway

San Jose, CA 95134

Re:	Tessera Holding Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Tessera Holding Corporation (f/k/a Tempe Holdco Corporation), a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an aggregate of 1,510,677 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the (i) DTS, Inc. 2014 New Employee Incentive Plan, (ii) DTS, Inc. 2013 Employee Stock Purchase Plan, (iii) DTS, Inc. 2013 Foreign Subsidiary Employee Stock Purchase Plan, (iv) DTS, Inc. 2012 Equity Incentive Plan, and (v) SRS Labs, Inc. 2006 Stock Incentive Plan (collectively, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) the Plans;

(c) an executed copy of a certificate of Paul E. Davis, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Tessera Holding Corporation

December 1, 2016

(d) a copy of the Company’s Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of December 1, 2016, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Company’s bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(f) a copy of certain resolutions of the Board of Directors of the Company, adopted on September 19, 2016 and December 1, 2016, certified pursuant to the Secretary’s Certificate; and

(g) a copy of certain resolutions of the sole stockholder of the Company, adopted on September 19, 2016 and December 1, 2016, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement rendering the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Common Stock or other awards are granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plans shall not be less than the per share par value of the Plan Shares.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Tessera Holding Corporation

December 1, 2016

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the terms of the Plans and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LBK